UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2020

Urovant Sciences Ltd.

(Exact name of Registrant as Specified in Its Charter)

Bermuda	001-38667	98-1463899
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 207 400 3347

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.000037453 par value	UROV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Co-Promotion Agreement

On October 6, 2020, Urovant Sciences GmbH (“USG”), a wholly-owned subsidiary of Urovant Sciences Ltd. (“we,” “our,” “us” or the “Company”), entered into a Co-Promotion Agreement (the “Co-Promotion Agreement”) with Sunovion Pharmaceuticals, Inc. (“Sunovion”), a subsidiary of Sumitomo Dainippon Pharma Ltd. (“Sumitomo Dainippon”).  Sumitomo Dainippon also beneficially owns a majority of Urovant’s outstanding shares through its sole ownership of Sumitovant Biopharma Ltd., our majority shareholder. Pursuant to the Co-Promotion Agreement, among other things, USG appointed Sunovion as its co-promoter of vibegron, our product candidate for the treatment of patients with overactive bladder, to primary care physicians in the United States, including all of its territories and possessions (the “Territory”), for the period commencing upon the regulatory approval of vibegron and ending on March 31, 2026 (the “Co‑Promotion Period”).

Sunovion has agreed, among other things, to use its commercially reasonable efforts to co-promote vibegron to primary care physicians in the Territory during the Co-Promotion Period.  Sunovion has also agreed that during the term of the Co-Promotion Agreement it will not directly or indirectly promote, co-promote, detail, market or commercialize any other products with an indication for overactive bladder, and will cause its affiliates to refrain from the same.

In addition, Urovant has agreed, among other things to:  (i) use its commercially reasonable efforts to co-promote, manufacture, and otherwise commercialize vibegron in the Territory; (ii) prepare all materials that will be used to promote and market vibegron, subject to review and approval of the parties; (iii) develop and provide to Sunovion all materials necessary to train Sunovion’s sales representatives and managers; and (iv) remain responsible for all regulatory obligations related to vibegron.

During the Co-Promotion Period, Urovant and Sunovion will incur expenses related to co-promotion of vibegron to primary care physicians in accordance with a budget that the parties will develop, review and approve annually.  Sunovion has agreed that for the period commencing upon the regulatory approval of vibegron and ending on March 31, 2023 (the “Initial Co‑Promotion Period”), it will incur at least $60 million of co-promotion expenses, which amount may be increased upon agreement of the parties (the “Initial Threshold”).  After Sunovion reaches the Initial Threshold in expenses for the Initial Co-Promotion Period, Urovant shall be responsible for all co-promotion expenses incurred thereafter.

As consideration for the co-promotion activities, starting on April 1, 2023, USG will pay Sunovion certain percentages of the net sales of vibegron in the Territory on a quarterly basis until the amounts paid reach a certain payment threshold that will be calculated based on the amount expended by Sunovion under the Initial Threshold (the “Payout Threshold”).  USG will pay Sunovion these certain percentages of the net sales of vibegron until Sunovion has received fees totaling $108 million, plus any expenses that Sunovion incurs in excess of $60 million through the Co-Promotion Period.

In addition to the foregoing, the Co-Promotion Agreement also contains customary representations and warranties by the parties and customary provisions related to dispute resolution, confidentiality, indemnification and insurance.  The term of the Co-Promotion Agreement will expire upon the later of (i) the end of the Co-Promotion Period or (ii) when the payments received by Sunovion reach the Payout Threshold.  However, either party may also terminate the agreement prior to the end of its term in the event of an uncured material breach by the other party or if such other party becomes insolvent or undergoes a change of control.  USG may also terminate the Co-Promotion Agreement for any reason or no reason at all upon six months prior notice to Sunovion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Urovant Sciences Ltd.

Dated: October 7, 2020
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Principal Accounting Officer